Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Announces Pricing of $110 Million Private Offering of Convertible Senior Notes

PARSIPPANY, N.J., Jan. 17, 2013 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) (the “Company”) today announced that it has priced its private offering of $110 million in aggregate principal amount of its 3.25% Convertible Senior Notes due 2019. The Company has also granted the initial purchasers a 30-day option to purchase up to an additional $10 million in aggregate principal amount of the notes on the same terms and conditions, solely to cover sales in excess thereof, if any. The notes will be sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on January 23, 2013, subject to customary closing conditions.

The notes will be senior unsecured obligations of the Company and will mature on February 1, 2019. The notes will bear interest at a rate of 3.25% per year, payable semi-annually in arrears. Upon conversion, holders will receive cash up to the principal amount of the notes and, with respect to any excess conversion value, cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s option. The conversion rate for the notes will initially be 40.2945 shares of common stock (subject to customary adjustments) per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $24.82 per share of the Company’s common stock. The initial conversion price of the notes represents a premium of approximately 32.50% to the closing sale price of $18.73 per share of the Company’s common stock on The NASDAQ Global Select Market on January 16, 2013.

The Company estimates that the net proceeds from the offering will be approximately $105.7 million (or $115.3 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company. Pacira intends to use approximately $30 million of the net proceeds of the offering to repay all amounts outstanding under, and to terminate, its senior secured credit facility, and the remainder of the net proceeds from the offering (including from any exercise by the initial purchasers of their option to purchase additional notes) to fund the continued commercialization of EXPAREL® and the development of additional indications for EXPAREL and for general corporate purposes.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities. Any offers of the notes will be made only by means of a confidential offering memorandum. The notes and the shares of the Company’s common stock underlying these securities have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Pacira

Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time.

Forward Looking Statements

Certain of the statements made in this press release are forward looking for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, such as those, among others, relating to our expectations regarding the completion of the proposed notes offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not the Company will consummate the offering, the anticipated use of the proceeds of the offering, and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed notes offering on the anticipated terms, or at all. Additional risks and uncertainties relating to Pacira and our business are discussed in the “Risk Factors” section of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011, in our Current Report on Form 8-K filed with the SEC on January 15, 2013 and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, (973) 254-3570

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

sjheins@purecommunicationsinc.com

Information found on the Company’s website is not incorporated by reference.